EXHIBIT 99
NEWS RELEASE

From:	Citizens First Bancorp, Inc.
Contact:	Marshall J. Campbell
Chairman, President and CEO
Corporate Office:	525 Water Street
Port Huron, MI 48060
Telephone:	(810) 987-8300
Citizens First Bancorp, Inc. Announces Board
Update on Current Performance, Quarterly
Dividend, Stock Repurchase Program and New Market Tax Credit Award
FOR IMMEDIATE RELEASE:
     PORT HURON, MICHIGAN, OCTOBER 29, 2007. Citizens First Bancorp, Inc. (the “Company”) (NASDAQ:CTZN), the holding company for Citizens First Savings Bank (the “Bank”), announced today that, at its October 25, 2007 meeting, the Board of Directors had approved an additional provision for loan loss reserves, increasing the allowance from .90% of total loans to 1.34% of total loans. The Board also authorized the repurchase of up to 5%, or 411,198 shares, of the Company’s outstanding shares and to pay a third quarter dividend in the amount of $0.09 per share. The Port Huron CDE, LLC, a subsidiary of Citizens First, received $15 million in tax credits awarded by the United States Treasury.
Additional Loan Loss Provision
     Citizens First reported that in 2007, nonperforming loans which include loans over 90 days delinquent and those in nonaccrual status, had increased from 1.61% of the total loan portfolio at the end of 2006 to 3.10% at the end of the third quarter of 2007. The combined effects of the critical issues involving the mortgage market nationally, Michigan’s economic conditions including a decline in Michigan’s residential real estate values along with the third highest rate of unemployment in the nation, are the reasons for the increase in our nonperforming loans. Michigan’s unemployment is currently above 7.0%, St. Clair County’s unemployment stands at 9.1% and local unemployment in Port Huron is 12.8%. With respect to these factors, an additional $6.875 million provision has been recorded to strengthen the allowance for potential loan losses, thereby increasing the allowance from .90% of total loans to 1.34% of total loans. Mr. Campbell, President, pointed out that future gains or future losses could be realized on these assets depending on future changes in market conditions. The Company has never participated in, nor does the Company carry, any sub-prime residential mortgages or securities backed by these loans on its books. In the construction and development portfolio, the Company has four residential builders with high quality developments, known as builder direct loans that have experienced sales well below previous expectations. The Company’s residential mortgages and builder direct loans were valued properly at the time of origination in accordance with the Company’s conservative loan policies. In 2006, the Company significantly reduced new investments in the builder direct portion of the construction and development portfolio. The builder direct portion of that portfolio is equal to 3.52% of the total loan portfolio. For the purpose of reducing our concentration of risk, the Company plans to reduce overall investment in the construction and development portfolio to less than 90% of total capital. The Company’s commercial and industrial loan portfolio currently has total delinquencies over 30 days representing only 1.30% of the total loan portfolio while the consumer loan portfolio has total delinquencies over 30 days representing 0.58% of the total loan portfolio. Both of these portfolios are performing as expected and are comparable to peer. The Company has implemented creative and aggressive programs in the residential mortgage and construction and development portfolios designed to limit our credit risk and to assist our customers that have been affected by the economic conditions in Michigan and who face the potential of losing their home without the assistance of the Company.
     Without taking into account the effect of the increase to the allowance for potential loan losses discussed above, the Company’s net income for the third quarter would have been $2.0 million or $0.26 per share, as compared to $2.328 million or $0.29 per share for the same quarter last year. At the end of the second quarter, the Company reported profits 15.8% ahead of the previous year. Since the second quarter, net interest margin compression along with the increase in nonaccruing loans has caused a 5 basis point decline in net interest margin. The Company’s TQM (Total Quality Management) Program has been effective in improving processes and as a direct result has driven down expenses producing noninterest expenses 6.5% under budget resulting in a savings of $2.4 million through the first three quarters of 2007. We are confident that as the mortgage market stabilizes, the Company is well positioned for increased performance for our shareholders.
Stock Repurchase
     The Company announced that at its October 25, 2007 regular meeting, the Board of Directors approved the repurchase of up to 5%, or 411,198 shares, of the Company’s common stock. The repurchases, which will be conducted through open market purchases or privately negotiated transactions, will be made from time to time at the Company’s discretion depending on market conditions and other factors. The source of funding for any repurchases will be Company’s available working capital, and it is intended that such repurchased shares will be held in treasury. All repurchases will be made in accordance with applicable regulations of the Securities and Exchange Commission. The Board of Directors may suspend, modify or cancel the repurchase program at any time without notice.
Dividend of $0.09 per Share
     The Company also announced that, at its October 25, 2007 regular meeting, the Board of Directors declared a quarterly cash dividend of $0.09 per share. The dividend is expected to be paid on or about November 23, 2007 to stockholders of record on November 9, 2007.
New Market Tax Credits Award
     Mr. Campbell reported that the United States Treasury Department awarded the Port Huron CDE, (Community Development Entity), L.L.C. $15 million in tax credits to stimulate economic and community development jobs through the Treasury Department’s New Market Tax Credit (NMTC) program. The Port Huron CDE is a limited liability company under Citizens First Bancorp.
     The Port Huron CDE will use the $15 million to revitalize downtown Port Huron in order to reduce high rates of vacancy and unemployment. The Company, through the Port Huron CDE, will target real estate and business investments with a focus on health care, industrial, mixed use projects and shared community facilities. The Port Huron CDE was the only Michigan CDE to receive a NMTC award in 2007.
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Citizens First Bancorp, Inc. is a diversified financial services company that offers deposits, loan, commercial banking, investments, insurance and trust services through Citizens First Savings Bank, a Michigan chartered stock savings bank, and its other subsidiaries. Citizens First offers its services through its 24 full service banking centers in St. Clair, Sanilac, Huron, Lapeer, Macomb and Oakland counties and two loan production offices in Macomb County and Lee County in Florida.
     Statements contained in this news release may be forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of such words as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Such forward-looking statements are based on current expectations, but may differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The forward-looking statements are made as of the date of this release, and the Company assumes no obligations to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.